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                              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                            (Dollars In Thousands)


FOR THE YEAR ENDED DECEMBER 31,                                 2002                2001                2000
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Weighted-average number of limited partner units on
  which limited partners' net income per unit is based:


Basic                                                       172,016,574          153,901,311         126,213,102
Add:  Incremental units under common unit option plan           169,065              208,764              87,428
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Assuming dilution                                           172,185,639          154,110,075         126,300,530

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Net Income                                                 $    608,377         $    442,343        $    278,348

Less:  General Partner's interest in Net Income                (270,816)            (202,095)           (109,470)
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Limited Partners' interest in Net Income                   $    337,561         $    240,248        $    168,878

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Limited Partners' Net Income per unit:
Basic                                                      $       1.96         $       1.56        $       1.34
Diluted                                                    $       1.96         $       1.56        $       1.34


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